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                                                                      Exhibit 99


                          PRESS RELEASE OF REGISTRANT

  NEWTON, Mass.--(BUSINESS WIRE)--June 22, 1998--Microfluidics International Corporation ("MFIC" or the "Company") today announced that, as part of its previously declared program to grow through strategic merger and acquisition activity, it has entered into a definitive business combination agreement with two established U.S. manufacturing firms, Epworth Manufacturing Company, Inc. of South Haven, Michigan and Morehouse-COWLES , Inc of Fullerton, California, each of which has a well-known product line of mixing, dissolving and dispersion systems with broad applications and together are marketed under the EMCO U.S.A. trade name. Completion of the transaction is subject to a number of conditions, including but not limited to, satisfactory due diligence review, securing of financing, and receipt of a favorable fairness opinion. A closing is anticipated on or about August 15, 1998.

          Michael A. Lento, President, stated "There are considerable synergies between our respective groups and complementary customer and industry opportunities. There are broad application areas where we would be able to offer more comprehensive systems and solutions to our combined customer base. We believe that the combined product lines and sales resources will ultimately result in a much stronger and versatile business entity that would be greater than the sum of its component parts."

          Irwin Gruverman, CEO and Chairman, stated "MFIC's prospective business combination with this somewhat larger company is anticipated to be "non-dilutive". We believe that this union will accelerate the Company's growth and shareholder value. MFIC intends to continue to seek strategic acquisitions, mergers and other arrangements with products, processes and businesses that are complementary to the Company's business of high value added materials processing."

          The Company believes that this release contains forward-looking statements that are subject to certain risks and uncertainties. These forward-looking statements include statements regarding the possible business combination, the potential benefits of such a transaction and its impact on shareholder value and revenue growth of the Company. Such statements are based on management's current expectations and are subject to a number of factors that could cause actual results to differ materially from the forward-looking statements. There can be no assurance that the Company's performance after the business combination will greater then an aggregation of the individual parties' respective financial performance. There also can be no assurance that financing will be available upon favorable terms. Additional factors include the satisfaction of conditions to the transaction, including completion of successful due diligence investigations, the combined entities' ability to successfully integrate their operations as well as buying trends by customers and competitors' actions and general economic conditions.